UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST REPORTED EVENT - MARCH 18, 2005

AXION POWER INTERNATIONAL, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE 000-22573 65-0774638
(State or other jurisdiction of (Commission (IRS Employer
incorporation) File Number) Identification Number)

100 Caster Avenue
Vaughan, Ontario, Canada L4L 5Y9
(Address of principal executive offices)

(905) 264-1991
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
 ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On March 18, 2005, we paid $100,500 in cash and issued 100,000 shares of our 8% Convertible Senior Preferred Stock (the “Preferred Stock”) to C and T Co., Inc. (“C&T”) and its shareholders in full and final settlement of $1.1 million in debt and all remaining obligations associated with our purchase of the patents, patent applications, technical know how and other intellectual property embodied in our E3 Supercell technology. A copy of the Second Amendment to our Development and License Agreement with C&T has been filed as an exhibit to this report. For information on the Preferred Stock, please refer to Item 3.02 of this report.

Concurrently we terminated a research and development project management agreement with C&T that required us to pay the costs and expenses associated with research and development activities that C&T conducted on our behalf, together with a management surcharge equal to 50% of the salaries and bonuses paid to C&T technical staff who were assigned to work on our project.

The project management agreement with C&T was a negotiated element of a November 2003 Development and License Agreement between C&T and our subsidiary Axion Power Corporation (“Axion (Ontario”). Prior to the execution of the Development and License Agreement, neither Axion (Ontario) nor any of its officers, directors or their affiliates had any material relationship with C&T or any of its officers, directors or affiliates. As a result of the agreement and subsequent amendments thereto, the C&T shareholders became significant stockholders of our company and Dr. Igor Filipenko, the president of C&T, became member of our board of directors. Collectively, C&T and its shareholders and affiliates have transferred the E3 Supercell technology to us and invested $500,000 cash in our company in return for:

•	1,736,800 shares of our common stock;

•	100,000 shares of our preferred stock that are presently convertible into 500,000 shares of common stock;

•	1,796,300 warrants to purchase shares of common stock at an average price of $1.96 per share; and

•	17,100 options to purchase shares of common stock at an average price of $4.72 per share

Assuming conversion of their preferred stock and full exercise of their warrants and options, C&T and its shareholders and affiliates will have transferred the E3 Supercell technology to us and invested $4.1 million cash in our company in return for 4,051,644 shares of our common stock, or approximately 19.9% of our fully-diluted capitalization.

In connection with the termination of the project management agreement, we hired certain former employees of C&T as full-time employees of our company. We also entered into consulting agreements with other former C&T employees whose services are not required on a full-time permanent basis.

Over the past 12 months, our aggregate monthly costs under the project management agreement averaged approximately $100,000 per month. While we believe the terms of the C&T project management agreement were comparable to, or better than, the terms we could have obtained from an unaffiliated party with comparable staff, we believe the consolidation of research and development activities under our direct control will improve our relations with our scientific staff and facilitate more uniform compensation policies in the future.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

Preferred Stock Issuance to C&T Shareholders

On March 18, 2005, we issued 100,000 shares of Preferred Stock to six individual shareholders of C&T in settlement of $1 million in debt associated with our purchase of the patents, patent applications, technical know how and other intellectual property embodied in our E3 Supercell technology. The six purchasers are current stockholders of our company. The stock issuance transactions were exempt from registration under Section 4(2) of the Securities Act of 1933 (the “Act”) and Regulation S promulgated thereunder. Each purchaser is a non-U.S. person who was provided information analogous to the information that would have been required in a registration statement under the Act. We implemented appropriate offering restrictions and did not engage in directed selling efforts or use any form of advertising or general solicitation in connection with the sale of these securities. The securities are non-transferable in the absence of an effective registration statement under the Act, or an available exemption therefrom, and all certificates are imprinted with a restrictive legend to that effect. For further information on the C&T transaction, please refer to Item 2.02 of this report.

Private Placement of Preferred Stock

On March 18, 2005, we sold 281,000 shares of Preferred Stock to 11 investors in private placement transactions. The purchasers also received an aggregate of 503,500 warrants, each of which represent the right to purchase one share of our common stock at a price of $2.00 for a period of two years from the issue date. After deducting commissions and offering costs of $35,000, the net cash proceeds of the private placement transactions were $2,775,000.

In connection with the private placement transactions, three affiliates of our company purchased 40,000 shares of Preferred Stock for $400,000 in cash; two adult children of directors purchased 175,000 shares of Preferred Stock for $1,750,000 in cash; four current stockholders of our company purchased 50,000 shares of Preferred Stock for $500,000 in cash; and two new investors purchased 16,000 shares of Preferred Stock for $160,000 in cash.

The private placement transactions were exempt from registration under Section 4(2) of the Act. Seven of the investors are citizens or residents of the United States and four of the investors are non-U.S. persons. All investors are accredited investors as defined in Rule 501 of Regulation D. Each investor was provided information analogous to the information that would have been required in a registration statement under the Securities Act. Appropriate offering restrictions were implemented and we did not engage in directed selling efforts or use any form of advertising or general solicitation in connection with the sale of these securities. The securities are non-transferable in the absence of an effective registration statement under the Act, or an available exemption therefrom, and all certificates are imprinted with a restrictive legend to that effect.

Description of 8% Convertible Senior Preferred Stock

The following description of our Preferred Stock is qualified in its entirety by the “Certificate of Powers, Designations, Preferences and Rights of the 8% Convertible Senior Preferred Stock of Axion Power International, Inc.” which has been filed as an exhibit to this report.

Authorization. The Preferred Stock has been authorized by our board of directors as a new series consisting of up to 1,000,000 shares of Preferred Stock. So long as any Preferred Stock is outstanding, we are prohibited from issuing any series of stock having rights senior to or on parity with the Preferred Stock without the approval of a two-thirds majority of the holders of Preferred Stock.

Stated Value. The Preferred Stock has an initial stated value of $10.00 per share. Accrued dividends that are not paid in cash within 10 days of a payment date shall automatically be added to the stated value of the Preferred Stock and the stated value, as adjusted, will be used for all future dividend and conversion calculations. Since we expect to incur operating losses for at least two years, the following table summarizes the expected future stated value of our Preferred Stock at the end of each quarter through December 31, 2006.

Quarter Ended	Adjusted Stated Value	Quarter Ended	Adjusted Stated Value
March 30, 2005	$10.03	March 31, 2006	$10.86
June 30, 2005	$10.23	June 30, 2006	$11.07
September 30, 2005	$10.43	September 30, 2006	$11.29
December 31, 2005	$10.64	December 31, 2006	$11.52

Liquidation Preference. In the event of any liquidation, dissolution or winding up of our company, holders of shares of Preferred Stock are entitled to receive the liquidation preference equal to the stated value of the Preferred Stock on the payment date before any payment or distribution is made to the holders of common stock. After payment in full of the liquidation preference of the shares of the Preferred Stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by our company.

Dividends. Holders of shares of Preferred Stock will be entitled to receive dividends at the annual rate of 8% of the stated value of the Preferred Stock. Such dividends shall be payable in equal quarterly payments on the last day of March, June, September and December of each year commencing March 31, 2005, except that if any such date is a Saturday, Sunday or legal holiday, then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday. Dividends will accrue and be cumulative from the date of first issuance of the Preferred Stock and will be payable to holders of record. In order to conserve our available resources, however, we will not pay cash dividends on the Preferred Stock in any quarter where our company reports a net loss. Any accrued dividends that are not paid in cash will be added to the stated value of the Preferred Stock.

Election of directors. In connection with the election of Directors, the holders of Preferred Stock will have the right to vote as a separate class to elect a presently indeterminate number of members of our board of directors. To determine the number of directors to be elected by the holders of Preferred Stock, we will calculate the number of common shares issuable upon conversion of the Preferred Stock, compare that number with the number of common shares that would be outstanding if all shares of Preferred Stock were converted into common stock, and designate a proportional number of seats on our board of directors that will be separately elected by the holders of Preferred Stock. All calculations that result in a fractional number of directors will be rounded to the nearest whole number. Based on our present capitalization, the holders of Preferred Stock would be entitled to elect one director.

Voting on other matters. With respect to all matters submitted for a stockholder vote other than the election of directors and matters that specifically require class voting under Delaware law, the holders of the Preferred Stock will be entitled to cast the number of votes equal to the number of shares of Common Stock into which the shares of Senior Preferred could be converted.

Amendment of stockholder rights. So long as any Preferred Stock is outstanding, we may not, without the affirmative vote of the holders of at least two-thirds of the outstanding Preferred Stock, voting separately as a class, (i) amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws so as to adversely affect the relative rights, preferences, qualifications, limitations or restrictions of the Preferred Stock, (ii) authorize or issue, or increase the authorized amount of, any additional class or series of stock, or any security convertible into stock of such class or series, ranking senior to the Preferred Stock as to dividends or upon liquidation, dissolution or winding up of the Company or (iii) effect any reclassification of the Preferred Stock.

Optional Conversion. Holders will have the right to convert shares of Preferred Stock into shares of our common stock at any time. The initial conversion price of the common stock is $2 per share. If we fail to obtain an order of effectiveness for the registration statement described below before April 30, 2005, however, the conversion price will be decreased by an initial delay adjustment equal to 3% of the conversion price, plus an additional delay adjustment 2% of the conversion price for every 30-day period (or portion thereof) that the underlying common stock is not subject to and included in an effective registration statement. For example, if the actual effective date of the registration statement is June 30 instead of April 30, the adjusted conversion price of the common stock will be $1.86 instead of $2.00.

The conversion price will be subject to further adjustment for other events, including: sales of common stock at a price that is less than the then current conversion price of the Preferred Stock; share dividends on our common stock; subdivisions or combinations of our common stock; and the issuance of certain rights or warrants to holders of our common stock that permit them to subscribe for or purchase shares of our common stock at a price less than current market price. No adjustment in the Conversion Price will be required to be made until cumulative adjustments equal at least $.05 per share of common stock; however, any adjustments that are not made shall be carried forward. All conversion price adjustment calculations shall be made to the nearest cent.

We may from time to time decrease the conversion price by any amount for any period of at least 20 days, in which case we will give each holder of Preferred Stock at least 15 days notice of such decrease.

No fractional shares of Common Stock will be issued upon conversion, but, in lieu thereof, an appropriate amount will be paid in cash by the Company based on the reported last sale price for the shares of Common Stock on the business day prior to the date of conversion.

In connection with any optional conversion, all accrued and declared dividends through the end of the calendar quarter in which the conversion is effected will be added to the conversion value. If the Preferred Stock is called for redemption, the conversion right shall terminate at the close of business on the redemption date.

Mandatory Initial Registration of Underlying Common Stock. We are required to promptly file a registration statement under the Act for the resale of the common stock issuable upon conversion of the Preferred Stock. In connection therewith, we will use all reasonable efforts to cause such registration statement to become effective as promptly as practicable; and use all reasonable efforts to maintain the effectiveness of such registration statement for a period of not less than 18 months. Upon receipt of an order of effectiveness, the holders of Preferred Stock will have the right to sell any or all of the shares of common stock issued upon conversion of Preferred Stock subject to certain restrictions.

Optional Piggyback Registration of Underlying Common Stock. If we decide at any time to file a registration statement under the Act for a proposed underwritten public offering of common stock by our company, then the holders of Preferred Stock will be afforded a reasonable opportunity to participate in that public offering as selling shareholders. In connection with any such piggyback registration, we will use our best efforts to cause the managing underwriter of the proposed public offering to include any and all shares that the purchasers of Preferred Stock then wish to offer for sale. If the managing underwriter of a proposed public offering advises the purchasers of Preferred Stock that marketing considerations require a limitation on the total number of shares of common stock offered by selling shareholders, then any agreed limitation shall be apportioned pro rata among the holders of our restricted securities based on their aggregate holdings. As a condition of such a piggy-back registration, holders may be required to agree that they will not effect any other public sale or distribution of our common stock, including a sale pursuant to the Rule 144 (except as part of the proposed public offering), during the seven-day period prior to, and during the 120-day period following, the date of public offering.

Optional Redemption of Preferred Stock. After we have registered the common stock issuable upon conversion of the Preferred Stock under the Act, if the market price of our common stock exceeds certain price thresholds for at least 30 trading days within any period of 45 consecutive trading days, we will have the right to redeem unconverted shares of Preferred Stock for cash according to the following schedule:

•	If the market price of our common stock exceeds $6.00 per share, we will be entitled to redeem 20% of the Preferred Stock for the stated value unless the holders exercise their conversion rights;

•
If the market price of our common stock exceeds $7.00 per share, we will be entitled to redeem another 20% of the Preferred Stock for the stated value unless the holders exercise their conversion rights;

•
If the market price of our common stock exceeds $8.00 per share, we will be entitled to redeem another 20% of the Preferred Stock for the stated value unless the holders exercise their conversion rights;

•
If the market price of our common stock exceeds $9.00 per share, we will be entitled to redeem another 20% of the Preferred Stock for the stated value unless the holders exercise their conversion rights; and

•	If the market price of our common stock exceeds $10.00 per share, we will be entitled to redeem the final 20% of the Preferred Stock for cash unless the holders exercise their conversion rights.

In connection with any proposed redemption of Preferred Stock, we will give each holder not less than 30 days notice of our intention to redeem a portion of his shares. The notice will state the redemption date, the number of shares of Preferred Stock to be redeemed, the amount payable in connection with the redemption and the number of shares of common stock that will be issued to the holder if he chooses to exercise his conversion rights prior to the redemption date. If fewer than all of the outstanding shares of Preferred Stock are to be redeemed, we will select those to be redeemed pro rata or by lot. After the redemption date, unless we fail to pay the redemption price, dividends will cease to accrue on the shares of Preferred Stock called for redemption and all conversion rights of the holders of those shares will terminate, except the right to receive the redemption price without interest. There is no mandatory redemption or sinking fund obligation with respect to the Preferred Stock.

Other Provisions. The shares of Preferred Stock are duly and validly issued, fully paid and nonassessable. The holders of Preferred Stock have no preemptive rights with respect to any other securities of our company.

Description of warrants

In connection with our Preferred Stock offering, we issued 503,500 warrants that are exercisable at a price of $2 per share for a period of two years from the issue date. We are required to file a registration statement under the Securities Act for the shares of common stock issuable upon the exercise of the warrants.

ITEM 7.01 REGULATION FD DISCLOSURE

On March 21, 2005, Axion Power International, Inc. issued a press release announcing the sale of 381,000 shares of Preferred Stock and 503,500 warrants in private placement transactions for offering proceeds that included $2.8 million in cash and $1 million in debt settlements. A copy of the press release is attached as an exhibit to this report.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 4.9	Certificate of Powers, Designations, Preferences and Rights of the 8% Convertible Senior Preferred Stock of Axion Power International, Inc. dated March 17, 2005.
Exhibit 10.11	Second Amendment to Development and License Agreement between Axion Power Corporation and C and T Co. Incorporated dated as of March 18, 2005.
Exhibit 99.1	Press Release of Axion Power International, Inc. dated March 21, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Axion Power International, Inc. has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AXION POWER INTERNATIONAL, INC,
March 21, 2005

By: /s/ Charles Mazzacato
       Charles Mazzacato, Chief Executive Officer